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                                                                    EXHIBIT 99.2
NEWS RELEASE
FOR:  iNTELEFILM CORPORATION
Crosstown Corporate Center
6385 Old Shady Oak Rd, #290
Eden Prairie, MN 55344
Mark A.Cohn, CEO
952-925-8840

              iNTELEFILM CLOSES ON $1.5 MILLION PRIVATE PLACEMENT;
                 NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

         MINNEAPOLIS, MN, OCTOBER 8, 2001 - iNTELEFILM Corporation (FILM.OB) announced today that the Company has closed on a $1,500,000 private placement of subordinated bridge notes. Proceeds from the offering will be used to provide working capital and reduce indebtedness.

         The Company also announced that Mark A. Cohn, the Company's Chairman, has assumed the additional roles of President and Chief Executive Officer of iNTELEFILM and WebADTV. Cohn, the former Chairman and CEO of Damark International, Inc., replaces Christopher T. Dahl, the founder of the Company who is retiring from active business involvement. Dahl will become Chairman Emeritus and remain on the board. He will continue to be involved with the firm's ongoing lawsuit with ABC/Disney.

          "Obtaining the financing, and hiring Mark, are both very positive steps for the Company. I have long admired Mark's business ability and believe he is uniquely qualified to build our WebADTV business into the industry standard," said Dahl. "We are fortunate to have him leading our team," Dahl continued. "Executives of this caliber are not usually available." Dahl has been FILM's Chairman, CEO and President since its inception in 1990.

          "I am excited to have the opportunity to increase shareholder value through a reshaping of the corporate structure and by helping to build WebADTV into a leading position in the media asset management industry", said Cohn. "The team at WebADTV has done an outstanding job in creating an innovative solution to the growing challenge of digitizing, archiving and retrieving of corporate video assets. It is my intention to substantially accelerate the rate of growth of WebADTV. I am delighted to have the full confidence of the Company's Board in these matters", he concluded.



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ABOUT iNTELEFILM

iNTELEFILM Corporation FILM.OB, based in Minneapolis, is a service provider for the television commercial production industry, offering extensive production capability and the exclusive services of established industry talent. Individual companies managed under the iNTELEFILM umbrella include Chelsea Pictures, New York, Los Angeles and Sydney, Australia; Curious Pictures, New York ; DCode, New York; and WebADTV, Inc., Minneapolis. iNTELEFILM trades on the Over-the-Counter Bulletin Board under the symbol "FILM.OB" Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission and on the Company's website: www.intelefilm.com.

CERTAIN STATEMENTS MADE IN THIS PRESS RELEASE OF A NON-HISTORICAL NATURE CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN ECONOMIC CONDITIONS AND THE RISKS AND UNCERTAINTIES DESCRIBED IN THE COMPANY'S FORM 10KSB REPORT AS FILED FOR THE YEAR ENDED DECEMBER 31, 2000 WITH THE SECURITIES AND EXCHANGE COMMISSION.

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